Exhibit 99.1
Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA
NEWS RELEASE	Contact:	Joel L. Thomas
(919) 379-4300

ALLIANCE ONE INTERNATIONAL, INC. ANNOUNCES $700 MILLION NOTES OFFERINGS

•

$600 Million of Senior Notes due 2016

•

$100 Million of Convertible Senior Subordinated Notes due 2014

MORRISVILLE, N.C. – (June 22, 2009) – Alliance One International, Inc. (NYSE:AOI) (“Alliance One” or the “Company”) today announced its intention to offer, subject to market and other conditions, $600 million in aggregate principal amount of its Senior Notes due 2016 (the “Senior Notes”) and $100 million in aggregate principal amount of its Convertible Senior Subordinated Notes due 2014 (the “Convertible Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, in the case of the Senior Notes only, to persons in offshore transactions in reliance on Regulation S under the Securities Act.

Alliance One expects to grant the initial purchasers of its Convertible Notes a 13-day option to purchase up to $15 million principal amount of additional Convertible Notes.  The Convertible Notes will be convertible at the option of the holders into shares of Alliance One common stock.

Alliance One intends to use a portion of the net proceeds of these offerings to fund the purchase price of its 11% senior notes due 2012, 8 ½% senior notes due 2012, 12 ¾% senior subordinated notes due 2012, 9 ⅝% senior notes due 2011, 7 ¾% senior notes due 2013 and 8% senior notes due 2012 (collectively, the “Existing Notes”) that are tendered and accepted by the Company for purchase in its offer to purchase for cash (the “Offer”) any and all of the outstanding Existing Notes, which Alliance One commenced on June 9, 2009, including the payment of accrued interest and any applicable early tender payments and early consent payments.  The Offer is conditioned upon, among other things, the successful completion of these offerings.

In order to reduce its exposure to the potential dilution with respect to its common stock upon conversion of the Convertible Notes, Alliance One intends to use a portion of the net proceeds of the offering of the Convertible Notes to enter into one or more convertible note hedge transactions with one or more of the initial purchasers of the Convertible Notes or their respective affiliates (the “hedge counterparties”).  Alliance One also expects to enter into separate warrant transactions with the hedge counterparties, which would result in additional proceeds to Alliance One.

The Company intends to apply the remaining net proceeds of these offerings to repay outstanding borrowings under its $305 million senior secured credit facility, as well as for other general corporate purposes, which may include retiring any Existing Notes not purchased in the Offer.

In connection with the convertible note hedge and warrant transactions, the hedge counterparties or their affiliates may enter into various derivative transactions with respect to Alliance One’s common stock concurrently with or shortly after the pricing of the Convertible Notes.  These transactions could have the effect of increasing or preventing a decline in the price of the Company’s common stock concurrently with or following the pricing of the Convertible Notes.  In addition, the hedge counterparties or their affiliates may from time to time, after the pricing of the Convertible Notes, modify their respective hedge positions by entering into or unwinding various derivative transactions with respect to Alliance One’s common stock or by purchasing or selling Alliance One’s common stock in secondary market transactions during the term of the Convertible Notes (and are likely to do so during the six-month period prior to the maturity of the Convertible Notes).  These activities could have the effect of decreasing the price of Alliance One’s common stock and could adversely affect the price of the Convertible Notes.

This notice does not constitute an offer to sell, or the solicitation of an offer to buy, securities.  Any offers of the Senior Notes and the Convertible Notes will be made only by means of private offering circulars.  The Senior Notes, the Convertible Notes and the shares of Alliance One common stock issuable upon conversion of the Convertible Notes are not being registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

About Alliance One

Alliance One is a leading independent leaf tobacco merchant serving the world’s large multinational cigarette manufacturers.

Forward-Looking Statements

This press release contains forward-looking statements.  Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of Risk Factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2009, filed on June 8, 2009.